As filed with the Securities and Exchange Commission on May 17, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of issuer as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 King Street West

Sun Financial Tower, Suite 1200

Toronto, Ontario M5H 1J9

(416) 583-3800

(Address of Registrant’s principal executive offices)

2017 PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

(Full title of the plan)

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

(Name and address for agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to send copies to:

Pieter A. van Niekerk

150 King Street West

Sun Financial Tower, Suite 1200

Toronto, Ontario M5H 1J9

(416) 583-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Shares (without par value)	11,000,000	$0.69	$7,590,000	$879.68

Notes:

(1)	Represents common shares of Golden Star Resources Ltd. (the “Company”, “Golden Star” or the “Registrant”), no par value per share (“Common Shares”), issuable pursuant to the redemption of performance share units or restricted share units, as applicable, granted under the Registrant’s 2017 Performance and Restricted Share Unit Plan (the “Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Common Shares to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.
(3)	Amount to be registered consists of Common Shares to be issued pursuant to the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the Common Shares of Golden Star Resources Ltd. as quoted on the NYSE MKT on May 15, 2017.
(4)	The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the current fee rate for 10/1/2016 to 9/30/2017 shall be $115.90 per $1 million of the maximum aggregate price at which such securities are proposed to be offered. The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by .0001159.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plans covered by this Registration Statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Commission by the Company and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished:

(a) The Company’s Annual Report on Form 40-F for the year ended December 31, 2016, as filed with the Commission on March 30, 2017;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2016; and

(c) The description of the Company’s Common Shares contained in the Company’s Annual Report on Form 40- F, as filed under the Exchange Act on March 30, 2017.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Dr. Martin Raffield, Senior Vice President, Project Development and Technical Services, is the beneficial owner of 1,586,271 of the Company’s Common Shares. S. Mitch Wasel, Vice President, Exploration, is the beneficial owner of 1,277,772 of the Company’s Common Shares.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (“CBCA”), Golden Star may indemnify a director or officer of Golden Star, a former director or officer of Golden Star or another individual who acts or acted at Golden Star’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or the other entity on the condition that (i) the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Golden Star may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Golden Star or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Golden Star or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils conditions (i) and (ii) above. An individual referred to above is entitled to indemnification from Golden Star as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Golden Star has entered into an Indemnification Agreement with certain Golden Star directors and officers under which Golden Star has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the CBCA described above, the by-laws of Golden Star provide that, subject to the relevant provisions of the CBCA, Golden Star shall indemnify a director or officer of Golden Star, a former director or officer of Golden Star, or another individual who acts or acted at Golden Star’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or such other entity if the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Golden Star also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See index of Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 17th day of May 2017.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Samuel T. Coetzer
Samuel T. Coetzer
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Samuel T. Coetzer and Pieter A. van Niekerk as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tim Baker Tim Baker	Chairman of the Board of Directors	May 17, 2017

/s/ Samuel T. Coetzer Samuel T. Coetzer	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2017

/s/ Pieter A. van Niekerk Pieter A. van Niekerk	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2017

/s/ Anu Dhir Anu Dhir	Director	May 17, 2017

/s/ Robert E. Doyle Robert E. Doyle	Director	May 17, 2017

/s/ Gilmour Clausen Gilmour Clausen	Director	May 17, 2017

/s/ Craig Nelsen Craig Nelsen	Director	May 17, 2017

/s/ Daniel Owiredu Daniel Owiredu	Director	May 17, 2017

/s/ Mona Quartey Mona Quartey	Director	May 17, 2017

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement on Form S-8 solely in its capacity as the duly authorized representative of the Registrant in the City of Toronto, Province of Ontario, Canada, on the 17th day of May 2017.

GOLDEN STAR MANAGEMENT SERVICES COMPANY
(Authorized U.S. Representative)

By: /s/ Samuel T. Coetzer
Name: Samuel T. Coetzer
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Fasken Martineau DuMoulin LLP

10.1	2017 Performance and Restricted Share Unit Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)

23.3	Consent of Dr. Martin Raffield

23.4	Consent of S. Mitch Wasel

23.5	Consent of Yan Bourassa

23.6	Consent of Michael Beare

23.7	Consent of Rod Redden

23.8	Consent of Neil Marshall

23.9	Consent of Chris Bray

23.10	Consent of Paul Riley

23.11	Consent of Yao Hua (Benny) Zhang

23.12	Consent of Ken Reipas

23.13	Consent of John Willis

23.14	Consent of Tony Rex

23.15	Consent of Jane Joughin

23.16	Consent of Kris Czajewski

23.17	Consent of Brian Prosser

23.18	Consent of Richard Oldcom

23.19	Consent of Dr. John Arthur

24.1	Power of Attorney (included on signature page)